Exhibit 99.1

Tigo Energy Reports Fourth Quarter and Full Year 2025 Financial Results

LOS GATOS, Calif. – February 24, 2026 – Tigo Energy, Inc. (NASDAQ: TYGO) (“Tigo”, or the “Company”), a leading provider of intelligent solar and energy software solutions, today reported financial results for the fourth quarter and full year ended December 31, 2025, financial guidance for the first quarter ending March 31, 2026, and a full year 2026 outlook.

Recent Financial and Operational Highlights

●	Revenue for the fourth quarter of 2025 of $30.0 million, up 73.8% compared to the fourth quarter of 2024.

●	Income from operations for the fourth quarter of 2025 of $0.3 million, compared to an operating loss of $24.1 million in the fourth quarter of 2024.

●	Net income for the fourth quarter of 2025 of $11.7 million, compared to a Net loss of $26.8 million in the fourth quarter of 2024.

●	Basic earnings per common share (basic EPS) for the fourth quarter of 2025 of $0.17, compared to a loss per common share of $0.44 in the fourth quarter of 2024.

●	Adjusted EBITDA for the fourth quarter of 2025 of $2.7 million compared to an Adjusted EBITDA loss of $22.1 million in the fourth quarter of 2024.

●	Cash and cash equivalents of $7.7 million at December 31, 2025.

●	During the fourth quarter of 2025, we repaid our $50 million convertible promissory note and ended the year with no outstanding debt maturities.

●	During the fourth quarter of 2025, we shipped 744 thousand units, or 567 MW, of Module Level Power Electronics (“MLPE”).

Management Commentary

“Against the backdrop of a seasonally slower solar installation and cold weather period for our industry, we delivered strong fourth quarter results, with revenue up 73.8% compared to last year’s Q4,” said Zvi Alon, Chairman and CEO of Tigo.

“For the full year, our revenue grew 91.7% on a year over year basis, underscoring the renewed confidence in our sales channels. In the fourth quarter, we saw solid performance from several countries in the EMEA and Americas regions, which comprised 60.3% and 30.8%, respectively, of our revenue. Additionally, we once again performed well in the U.S., as sales grew by approximately 24.4% sequentially from the third quarter of 2025. I’m also encouraged by our APAC results, as revenues from the region more than doubled sequentially.”

“By retiring the $50 million convertible note prior to its January 2026 maturity, we reduced potential dilution risk, streamlined the balance sheet, and increased financial flexibility to support our stockholders and set us up for success in 2026,” stated Bill Roeschlein, Chief Financial Officer of Tigo. “Consistent with our 2025 trajectory, we expect accelerated, profitable growth in 2026, supported by the strength of our balance sheet.”

Fourth Quarter 2025 Financial Results

Results compare the 2025 fiscal fourth quarter ended December 31, 2025 to the 2024 fiscal fourth quarter ended December 31, 2024, unless otherwise indicated. Gross loss, net loss and adjusted EBITDA for the fourth quarter 2024 include inventory charges of $19.5 million, primarily for excess and slow-moving inventory within the GO ESS line of energy storage solutions.

●	Revenues totaled $30.0 million, a 73.8% increase from $17.3 million. On a sequential quarter basis, revenues decreased by 1.9% compared to the third quarter of 2025.

●	Gross profit totaled $13.4 million, or 44.5% of net revenue, compared to gross loss of $12.6 million, or negative 72.7% of net revenue.

●	Operating expenses totaled $13.0 million, a 13.0% increase from $11.5 million.

●	Net income totaled $11.7 million, compared to a net loss of $26.8 million. Net income for the fourth quarter of 2025 includes a gain on sale of intangible assets of $14.6 million.

●	Basic EPS of $0.17, compared to a loss per common share of $0.44.

●	Adjusted EBITDA totaled $2.7 million, compared to an Adjusted EBITDA loss of $22.1 million.

Full Year 2025 Financial Results

Results compare the 2025 fiscal full year ended December 31, 2025 to the 2024 fiscal full year ended December 31, 2024, unless otherwise indicated. Gross loss, net loss and adjusted EBITDA for the full year 2024 include inventory charges of $23.5 million, primarily for excess and slow-moving inventory within the GO ESS line of energy storage solutions.

●	Revenues totaled $103.5 million, a 91.7% increase from $54.0 million.

●	Gross profit totaled $44.4 million, or 42.8% of net revenue, compared to gross loss of $4.2 million, or negative 7.7% of net revenue.

●	Total operating expenses totaled $48.9 million, a 2.1% increase from $47.8 million.

●	Net loss totaled $1.9 million, compared to a net loss of $62.7 million. Net loss for the full year of 2025 includes a gain on sale of intangible assets of $14.6 million.

●	Basic loss per common share of $0.03, compared to a loss per common share of $1.04.

●	Adjusted EBITDA totaled $4.6 million, compared to an Adjusted EBITDA loss of $43.1 million.

First Quarter 2026 Financial Guidance and Full Year 2026 Outlook

The Company provides guidance for the first quarter ending March 31, 2026 as follows:

●	Revenues are expected to be within the range of $25 million to $27 million.

●	Adjusted EBITDA is expected to be within the range of $(1.0) million to $1.0 million.

For the full year 2026, the Company anticipates revenue growth of 26% to 30%, resulting in revenue between $130 million and $135 million.

Bill Roeschlein, Chief Financial Officer of Tigo, added: “The first quarter outlook reflects weather-related seasonality in EMEA revenue and prudently incorporates a potential $500 thousand operating expense reserve related to a slow-paying distributor that we are actively addressing. Absent these temporary factors, underlying performance trends remain strong and at the full-year level, our guidance reflects another year of strong growth, and we expect to continue outpacing our competitors.”

Actual results may differ materially from the Company’s guidance as a result of, among other things, the factors described below under “Forward-Looking Statements”.

Conference Call

Tigo management will hold a conference call today, February 24, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results. Company CEO Zvi Alon and CFO Bill Roeschlein will host the call, followed by a question-and-answer period.

Registration Link Conference Call: Click here to register

Webcast Link: Click here to join

Please register online at least 10 minutes prior to the start time. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will also be available for replay here and via the Investor Relations section of Tigo’s website.

About Tigo Energy, Inc.

Founded in 2007, Tigo is a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems. Tigo combines its Flex MLPE (Module Level Power Electronics) and solar optimizer technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control. Tigo MLPE products maximize performance, enable real-time energy monitoring, and provide code-required rapid shutdown at the module level. The Company also develops and manufactures products such as inverters and battery storage systems for the residential solar-plus-storage market. For more information, please visit www.tigoenergy.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our ability to increase our revenues and achieve and maintain profitability, our ability achieve accelerated, profitable growth in 2026, our overall long-term growth prospects, expectations regarding a continued recovery in our industry, current and future inventory levels, statements about our revenue and adjusted EBITDA for the first fiscal quarter 2026 and our revenue for the full fiscal year 2026, statements about demand for our products, our competitive position, the impact of tariffs, and our ability to penetrate new markets and expand our market share, including expansion in international markets, our continued expansion of and investments in our product portfolio, and future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “will allow us to” “is anticipated,” “estimated,” “expected”, “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Tigo’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed, or that will be disclosed in, our reports filed with the SEC, factors which may cause actual results to differ materially from current expectations include, but are not limited to, our capital requirements and our ability to meet our future liquidity requirements and continue as a going concern; our ability to effectively develop and sell our product offerings and services, our ability to compete in the highly-competitive and evolving solar industry; our failure to meet the continued listing requirements of Nasdaq which could result in a delisting of our securities; our ability to manage risks associated with U.S. and global geopolitical and macroeconomic conditions including the potential softening of the economy, seasonal trends and the cyclical nature of the solar industry, including any periods of prolonged downturn; whether we continue to grow our customer base and expand our market share; whether we continue to develop new products and innovations to meet constantly evolving customer demands; the timing and level of demand for our solar energy solutions; changes in government subsidies and economic incentives, including tax incentives, for solar energy solutions; trade tariffs and other trade barriers that could directly affect us, our customers and the solar industry; our ability to forecast our customer demand and manufacturing requirements, and manage our inventory; our ability to acquire or make investments in other businesses, patents, technologies, products or services to grow the business and realize the anticipated benefits therefrom; our ability to respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in the U.S. and international markets into which we expand or otherwise operate in; our failure to attract, hire retain and train highly qualified personnel in the future; and if we are unable to maintain key strategic relationships with our partners and distributors.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements contained herein are reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of new information, future developments or otherwise occurring after the date of this communication.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measure: adjusted EBITDA. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use adjusted EBITDA for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We define adjusted EBITDA, a non-GAAP financial measure, as earnings (loss) before interest and other expenses, net, income tax expense (benefit), depreciation and amortization, as adjusted to exclude stock-based compensation and merger transaction related expenses. We believe that adjusted EBITDA provides helpful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. We believe that both management and investors benefit from referring to adjusted EBITDA in assessing our performance and when planning, forecasting, and analyzing future periods. Adjusted EBITDA also facilitates management’s internal comparisons to our historical performance and comparisons to our competitors’ operating results. We believe adjusted EBITDA is useful to investors both because they (i) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (ii) are used by our institutional investors and the analyst community to help them analyze the health of our business.

The items excluded from adjusted EBITDA may have a material impact on our financial results. Certain of those items are non-recurring, while others are non-cash in nature. Accordingly, adjusted EBITDA is presented as supplemental disclosure and should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

We refer investors to the reconciliation adjusted EBITDA to net income (loss) included below. A reconciliation for adjusted EBITDA provided as guidance is not provided because, as a forward-looking statement, such reconciliation is not available without unreasonable effort due to the high variability, complexity, and difficulty of estimating certain items such as charges to stock-based compensation expense and currency fluctuations which could have an impact on our consolidated results.

Investor Relations Contacts

Ralf Esper

Gateway Group, Inc.
(949) 574-3860
TYGO@gateway-grp.com

Tigo Energy, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$7,670	$11,746
Marketable securities, short-term	—	8,156
Accounts receivable, net	13,895	7,976
Inventory	31,286	21,997
Prepaid expenses and other current assets	5,148	3,533
Total current assets	57,999	53,408
Property and equipment, net	2,652	2,812
Operating right of use assets	2,338	1,576
Intangible assets, net	1,652	1,922
Other assets	1,187	984
Goodwill	12,209	12,209
Total assets	$78,037	$72,911
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29,196	$8,077
Accrued expenses and other current liabilities	7,129	7,361
Deferred revenue, current portion	961	525
Warranty liability, current portion	626	496
Operating lease liabilities, current portion	856	649
Total current liabilities	38,768	17,108
Warranty liability, net of current portion	8,718	5,302
Deferred revenue, net of current portion	860	644
Long-term debt, net of unamortized debt discount and issuance costs	—	40,511
Operating lease liabilities, net of current portion	1,817	961
Other long-term liabilities	251	—
Total liabilities	50,414	64,526
Stockholders’ equity
Common stock	7	6
Additional paid-in capital	168,022	146,903
Accumulated deficit	(140,406)	(138,526)
Accumulated other comprehensive income	—	2
Total stockholders’ equity	27,623	8,385
Total liabilities and stockholders’ equity	$78,037	$72,911

Tigo Energy, Inc.

Condensed Consolidated Statement of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net revenue	$30,029	$17,274	$103,536	$54,014
Cost of revenue	16,675	29,837	59,185	58,170
Gross profit (loss)	13,354	(12,563)	44,351	(4,156)

Operating expenses:
Research and development	2,312	2,252	9,244	9,860
Sales and marketing	4,594	3,885	17,437	16,921
General and administrative	6,115	5,389	22,169	21,060
Total operating expenses	13,021	11,526	48,850	47,841
Income (loss) from operations	333	(24,089)	(4,499)	(51,997)
Other (income) expenses, net:
Change in fair value of contingent shares liability	—	—	—	(152)
Gain on sale of intangible assets	(14,637)	—	(14,637)	—
Loss on extinguishment of Convertible Note	1,132	—	1,132	—
Interest expense	2,410	2,871	11,010	11,420
Other income, net	(208)	(245)	(727)	(622)
Total other (income) expenses, net	(11,303)	2,626	(3,222)	10,646
Income (loss) before income tax expense	11,636	(26,715)	(1,277)	(62,643)
Income tax (benefit) expense	(81)	87	603	103
Net income (loss)	$11,717	$(26,802)	$(1,880)	$(62,746)

Earnings (loss) per common share
Basic	$0.17	$(0.44)	$(0.03)	$(1.04)
Diluted	$0.16	$(0.44)	$(0.03)	$(1.04)
Weighted-average common shares outstanding
Basic	70,293,744	60,760,125	65,007,762	60,263,190
Diluted	72,559,831	60,760,125	65,007,762	60,263,190

Tigo Energy, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash Flows from Operating activities:
Net loss	$(1,880)	$(62,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,266	1,219
Provision to write down inventories to net realizable value	1,481	23,108
Change in fair value of contingent shares liability	—	(152)
Non-cash interest expense	8,605	8,941
Stock-based compensation	7,863	7,721
Change in allowance for credit losses	(17)	(1,684)
Non-cash lease expense	906	1,122
Accretion of interest on marketable securities	(467)	(354)
Loss on disposal of property and equipment	12	—
Gain on sale of intangible assets	(14,637)	—
Loss on extinguishment of Convertible Note	1,132	—
Changes in operating assets and liabilities:
Accounts receivable	(5,902)	570
Inventory	(10,770)	16,296
Prepaid expenses and other assets	(1,818)	1,658
Accounts payable	20,913	(6,625)
Accrued expenses and other liabilities	(232)	(793)
Deferred revenue	652	368
Warranty liability	3,546	166
Operating lease liabilities	(605)	(1,169)
Other long-term liabilities	251	—
Net cash provided by (used in) operating activities	$10,299	$(12,354)
Investing activities:
Purchase of marketable securities	(31,319)	(10,976)
Purchase of property and equipment	(642)	(1,286)
Sales and maturities of marketable securities	39,940	32,018
Proceeds from sale of intangible assets	14,637	—
Net cash provided by investing activities	$22,616	$19,756
Financing activities:
Proceeds from exercise of stock options	157	272
Proceeds from at-the-market offering	13,467	16
Payment of offering costs related to at-the-market offering	—	(227)
Payment of tax withholdings on restricted stock awards and stock options	(367)	(122)
Repayment of Convertible Note	(50,248)	—
Net cash used in financing activities	$(36,991)	$(61)
Net (decrease) increase in cash	(4,076)	7,341
Cash and cash equivalents at beginning of period	11,746	4,405
Cash and cash equivalents at end of period	$7,670	$11,746

Tigo Energy, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss) - (GAAP)	$11,717	$(26,802)	$(1,880)	$(62,746)
Adjustments:
Total other (income) expenses, net	(11,303)	2,626	(3,222)	10,646
Income tax (benefit) expense	(81)	87	603	103
Depreciation and amortization	323	302	1,266	1,219
Stock-based compensation	2,081	1,727	7,863	7,721
Adjusted EBITDA (loss) - (Non-GAAP)	$2,737	$(22,060)	$4,630	$(43,057)

We encourage investors and others to review our financial information in its entirety and not to rely on any single financial measure.